Exhibit 10.1

EMPLOYMENT  AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between OCTuS, Inc., a Nevada corporation with principal offices at 719 Second Street, Suite 9, Davis, CA 95616 (“OCTuS” or the “Company”) and John Argo, an individual with primary residence at [enter address] (“Employee”) effective as of the  5th day of May, 2009 (the “Effective Date”), as follows:

AGREEMENT

1.           Employment. OCTuS wishes to employ Employee and Employee agrees to provide services for OCTuS on the terms and conditions set forth below.

2.           Employment; Scope of Employment. Employee shall be employed as the Director of Energy Projects & Finance of OCTuS, and shall have the authority, and the duties and responsibilities as are assigned or modified by OCTuS’ Board of Directors, provided, that such authority, and duties and responsibilities shall be commensurate and consistent with Employee’s position.

2.1           Best Efforts; Working Time. Employee agrees to devote sufficient working time and best efforts to perform Employee’s duties hereunder. There are three distinct time periods through which the Employee will be full time and eligible for full benefits.

During the Initial Period, herein defined as that period of time from the initiation of this Agreement until the Company has Funding or Revenue sufficient to pay $5,000 per month to Employee, Employee shall devote a minimum of 20 hours per week exclusively to Octus and will accrue $5,000 as short term debt to the Company.

During the Second Period, herein defined as that period of time until the Company has Funding or Revenue sufficient to pay $5,000 per month to Employee, Employee shall receive $5,000 per month and shall work exclusively with Octus as a full time Employee.

During the Third Period, herein defined as that period of time until the Company has Funding or Revenue sufficient to pay a full salary of $10,000 per month, Employee shall receive $10,000 per month and be eligible for bonus, benefits and stock options as they become available.

2.2           Supervision and Direction of Services. All of Employee’s services hereunder shall be under the supervision and direction of the Board of Directors of OCTuS.

2.3           Rules. Employee shall be bound by all the policies, rules and regulations of OCTuS now in force and by all such other policies, rules and regulations as may be hereafter implemented and shall faithfully observe and abide by the same. In the event that there is any conflict between the terms of this Agreement and any of OCTuS’ policies, rules and regulations, the terms of this Agreement shall govern.

2.4           Exclusive Services.  During the Term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which is competitive with OCTuS’ business operations, with the exception of Employee’s relationship with Bloo Solar, Inc.; provided, however, that this provision shall not preclude or prohibit Employee from holding or obtaining an indirect and passive beneficial ownership, through a mutual fund or similar arrangement, of up to one percent of any publicly-held company which is competitive with OCTuS as long as Employee does not otherwise promote, participate or engage in the business operations of such company. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of OCTuS while Employee is employed by OCTuS.

2.5           Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of OCTuS to sever their relationship with OCTuS and accept an employment or an independent contractor relationship with any other business.

3.           Term and Termination; Payments upon Termination.

3.1           Term and Termination. Unless earlier terminated as described below, OCTuS hereby employs the Employee for a period commencing on the Effective Date and ending thirty-six (36) months from the Effective Date (the “Term”). The Term shall be extended automatically for successive one-year terms unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then-effective Term of such party’s intention not to renew this Agreement.

3.1.1        Termination for Cause.  “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a)           Employee has breached a material term hereof, which remains uncured for thirty (30) days after a written notice of breach (which notice shall describe the particulars of Employee’s breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured within such thirty (30) day period) and written demand for performance are delivered to Employee by the Board of Directors;

(b)           Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of Employee’s duties;

(c)           Employee has committed, as determined by the Board of Directors of OCTuS, or has been convicted by a court of law of, fraud, moral turpitude, embezzlement, theft, or dishonesty, or other similar criminal conduct, and such misconduct is committed in connection with Employee’s employment with OCTuS;

(d)           Employee has been convicted by a court of law of a felony involving fraud, moral turpitude, embezzlement, theft, or dishonesty or other similar criminal conduct;

(e)	Habitual misuse of alcohol or drugs; or

(f)            Employee’s breach of the Nondisclosure and Noncompetition Agreement attached hereto as Schedule 1, and described in Section 6 herein.

3.1.2        Termination for Good Reason.

(a)           Employee may terminate this Agreement for “Good Reason.” As used herein, “Good Reason” means (i) any material breach by OCTuS of this Agreement; (ii) the assignment of duties to Employee by OCTuS that are not consistent or commensurate with and Employee’s position as Director, Energy Projects & Finance of OCTuS (other than any duties that are consistent and commensurate with a higher position, and not including any reduction in Employee’s duties during any investigation or proceedings initiated by OCTuS in good faith pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause); (iii) the relocation of Employee’s primary office location to outside of the initial metropolitan area Employee is established in without Employee’s prior consent; (iv) the reduction of Employee’s Base Salary; (v) OCTuS’  termination of Employee’s status as Director, Energy Projects & Finance of OCTuS.

(b)           In order to terminate this Agreement for Good Reason, Employee shall provide OCTuS with (i) written notice of the Good Reason (which notice shall describe the particulars of OCTuS’ breach in sufficient detail to allow OCTuS the reasonable opportunity to remedy or eliminate the Good Reason(s) if susceptible of being remedied or eliminated); and (ii) shall allow OCTuS thirty (30) days within which to remedy or eliminate the Good Reason(s).  In the event that Employee provides such notice and OCTuS fails to remedy or eliminate the Good Reason(s) within such thirty-day period, Employee shall be entitled to provide OCTuS with written notice (of not less that thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

Termination Other Than for Cause or Good Reason.  OCTuS may terminate Employee’s employment at any time, without Cause, upon written notice to Employee.

3.2           Payments upon Termination.

3.2.1        For Cause or Voluntary Termination.  Following a termination of this Agreement by OCTuS for Cause, or a Voluntary Termination by Employee, or any other termination by Employee other than for Good Reason or due to Employee’s death, Employee shall be entitled to receive in cash payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination.

3.2.2        Without Cause.  Following any termination of this Agreement by OCTuS other than for Cause, or a termination by Employee for Good Reason or due to Employee’s death, Employee (or Employee’s estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, and a lump sum payment (less normal and customary deductions and withholdings) equal to the amount of Base Salary that Employee would have earned if Employee had remained employed with OCTuS for three months past the date of termination during the initial period and period two as defined in section 2.1 and for six months past the date of termination during and subsequent to period three as defined in section 2.1..

3.2.3        Section 409A.  It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment to the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

4.           Compensation; Benefits.

4.1           Salary.  Upon the initiation of Period Three as defined in Section 2.1, Employee shall be paid a Base Salary of One Hundred Twenty thousand dollars ($120,000) per year, as adjusted pursuant to this Section 4.1 (“Base Salary”). The Base Salary shall be subject to normal payroll withholdings and OCTuS’ standard payroll practices. On the first anniversary of the Effective Date and each anniversary date thereafter, Employee’s Base Salary shall be increased annually by a minimum of a cost of living factor determined as follows: (i) Employee’s Base Salary as of the last day of the prior Contract Year shall be multiplied by a fraction equal to (A) the published Consumer Price Index selected by OCTuS (“CPI”) for the first day of the new Contract Year (“New Year”), divided by (B) the CPI for the first day of the Contract Year immediately preceding such New Year, and (ii) the resulting product shall be added to Employee’s Base Salary, and shall be the Base Salary for the New Year.

4.2           Bonus Amounts.  Employee shall be eligible to participate in any OCTuS bonus program that is applicable to officers of OCTuS as may be adopted and in effect from time to time (subject to the terms and conditions of any such program).  In addition, Employee shall be eligible for an annual discretionary bonus of up to thirty percent (30%) of Employee’s Base Salary, as then in effect pursuant to Section 4.1 (and pro-rated for any partial year), as determined by the OCTuS Compensation Committee or Board of Directors.

4.3           Stock; Share Grant.  OCTuS shall grant and issue to Employee upon the execution of this Agreement Two Hundred Fifty Thousand (250,000) Common Shares, such shares to be deemed granted in, pursuant to the terms and conditions set forth in a separate Restricted Stock Purchase Agreement entered into by Employee and OCTuS.

4.4           Stock Options.   Employee shall be eligible to receive stock options and other awards in accordance with the company’s Employee Stock Option Plan, in amounts to be determined by the Company’s compensation committee or other administrator of the plan.

4.5           Vacation and other Standard Benefits. Employee shall be entitled to three (3) weeks of paid vacation time per year.  Employee may not accrue vacation time in excess of such three (3) week maximum.  Accrual of vacation time shall be subject to the terms and conditions of OCTuS’ vacation policy.  Employee shall be entitled to health benefits in accordance with OCTuS’ standard policies.  In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with OCTuS’ standard policies.

4.6           Business Expenses.  Employee shall be reimbursed for reasonable business expenses which Employee incurs in the performance of Employee’s duties hereunder, in accordance with OCTuS’ standard reimbursement policies.

4.7           Education and Certification Expenses.  OCTuS will fund the completion of a Certified Energy Manager credential on behalf of Employee.

5.           Employment Information.  Employee represents and warrants to OCTuS that information provided by Employee in connection with Employee’s employment and any supplemental information provided to OCTuS is, to the best of Employee’s knowledge and information after good faith diligence and investigation, complete, true and materially correct. Employee has not omitted any information that is necessary to evaluate the information provided by Employee to OCTuS. Employee shall promptly notify OCTuS of any change in the accuracy or completeness of all such information.

6.           Trade Secrets.  Employee acknowledges that OCTuS will go to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services.  Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Nondisclosure and Noncompetition Agreement” attached hereto as Exhibit A.  Employee agrees to execute OCTuS’ Nondisclosure and Noncompetition Agreement contemporaneously with the execution of this Agreement and employment.

7.           Remedies for Breach of Covenant Regarding Confidentiality.  The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to OCTuS. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, OCTuS shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to OCTuS.  The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, OCTuS may take any appropriate legal action, including without limitation an action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.           Miscellaneous.

8.1           Insurance.  Employer shall initiate and maintain Officers and Directors insurance in an amount to be determined by the Board of Directors but in any event not less than $500,000 per incident.

8.2           Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of California, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or pre-empted by federal law.

8.3           Entire Agreement.   This Agreement and the Nondisclosure and Noncompetition Agreement described in Section 6 contain the entire Agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties.  There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.4           Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) one business day after transmission by telecopy or other means of electronic transmission resulting in written copies, with confirmation of successful transmission.  Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.5           Severability. OCTuS and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.6           Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.7           No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by OCTuS with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner.  No person or entity other than OCTuS and Employee shall have any rights whatsoever under this Agreement or to recover damages on account of a breach of this Agreement.  No person or entity other than OCTuS or Employee shall have any right to enforce any provision of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of OCTuS or Employee hereunder.

8.8           Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9           Resolution of Disputes.

8.9.1        Resolution of Disputes. OCTuS and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute"),  shall be resolved through binding arbitration, as provided in this Section.

8.9.2        Binding Arbitration. The provisions of this Section shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (“AAA”) Employment Arbitration Rules (the “AAA Rules”).

8.9.3        Appointment of Arbitrator.  Within thirty (30) days of service of a demand for arbitration by a party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such 30-day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.9.4        Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5        Location of Arbitration. Any arbitration hearing shall be conducted in Sacramento, California.

8.9.6        Applicable Law. The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, US Code, Section 1 et Seq.).

8.9.7        Arbitration Procedures. In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s). In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8        Scope of Arbitrators' Award or Decision. OCTuS and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.9.9        Costs of Arbitration; Attorneys’ Fees.  OCTuS and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys’ fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10      Acknowledgment of Consent to Arbitration.  NOTICE:  BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY.  BY EXECUTING THIS AGREEMENT, THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE.  THE PARTIES’ AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10         Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

OCTuS, Inc., a Nevada corporation

By:
Title:

Employee:

EXHIBIT A

OCTuS, INC.
NONDISCLOSURE AND NONCOMPETITION AGREEMENT

As an employee of OCTuS, Inc., a Nevada corporation, I hereby agree to observe all the provisions of this Agreement, as well as all other rules and policies that the Company may announce from time to time. Furthermore, this AGREEMENT is provided by me for the benefit of OCTuS, Inc., its subsidiaries, affiliates, successors and assigns (collectively referred to as the "Company"). This Agreement serves as a legally binding acknowledgment and assignment of the ownership of all "Work Product" (as defined below) that the Company may encounter.

Section 1. AVOIDANCE OF CONFLICT OF INTEREST

While employed by the Company, I will not engage in any other business activity that conflicts with my duties to the Company. Under no circumstances will I work for any competitor or have any financial interest in any competitor of the Company; provided, however, that this Agreement does not prohibit investment of a reasonable part of my assets in the stock or securities of any competitor whose stock or securities are publicly traded on a national exchange.

Section 2. OWNERSHIP AND RIGHTS IN WORK PRODUCT

For purposes of this Agreement, "Work Product" shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology, or other work product that is created in connection with my Work. In addition, all rights in any preexisting programming, documentation, technology, or other Work Product provided to the Company during the course of my employment or engagement shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of my "Work." For purposes of this Agreement, "Work" shall mean (1) any direct assignments and required performance by or for Company, and (2) any other productive output that relates to the business of the Company and is produced during the course of my engagement by the Company. For this purpose, Work may be considered present even after normal working hours, away from Owner's premises, on an unsupervised basis, alone or with others. Unless otherwise provided in a subsequent writing signed by the Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product. To this end, all Work Product shall be considered Work made by me for hire for the Company. If any of the Work Product may not, by operation of law or agreement, be considered Work made by me for hire for Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company), I agree to assign, and upon creation thereof automatically assign, without further consideration, the ownership thereof to the Company. I hereby irrevocably relinquish for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law. The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

I agree to perform upon the request of the Company, during or after my Work such further acts as may be necessary or desirable to transfer, perfect, and defend Owner's ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.

I warrant that my Work for the Company does not and will not in any way conflict with any remaining obligations I may have with any prior employer or contractor. I also agree to develop all Work Product in a manner that avoids even the appearance of infringement of any third party's intellectual property rights.

Section 3. CONFIDENTIALITY AND NON-DISCLOSURE

During the course of my engagement and afterwards, I agree not to use or disclose any Nondisclosure and Noncompetitionor trade secrets of the Company at any time except as necessary to perform my duties for the Company. Nondisclosure and Noncompetition shall include all financial information, business plans and contracts that have not been issued for public notice. Under the law, a "trade secret" is a type of intangible property, the theft (i.e., misappropriation) of which is a tort and crime in most states. It does not have to be in written form to be protected. A trade secret generally consists of valuable, secret information or ideas that the Company collects or uses in order to keep its competitive edge, including confidential information supplied to the Company by its customers, clients, vendors, or agents. Examples of trade secrets are such technical information as manufacturing or operating processes, equipment design, product specifications, computer software in source code form, and other proprietary technology, and such business information as selling and pricing information and procedures, customer lists, business and marketing plans, ideas and plans for products, services or other business development, and internal financial statements. These restrictions do not apply to any information generally available to the public or any information properly obtained from a completely independent source.

Furthermore, I agree to maintain in strict confidence, and agree not to use and disclose except as authorized by the Company, any information of a competitively sensitive or proprietary nature that I receive from the Company, Inc. or its clients or contractors in connection with my services hereunder. The Company agrees to take reasonable steps to identify, and cause its clients and contractors to identify, for my benefit such information, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public, (2) information released by the Company or its clients or contractors, as the case may be, generally without restriction, (3) information independently developed or acquired by me without reliance in any way on other protected information of the Company or its clients or contractors, or (4) information approved by the Company or its clients or contractors, as the case may be, for my use and disclosure without restriction.

 Section 4. RETURN OF MATERIALS

Upon the request of the Company and, in any event, upon termination of my employment, I will leave with the Company all memoranda, notes, records, drawings, manuals, disks, or other documents and media pertaining to the Company business, including all copies thereof.

Section 5. COVENANT NOT TO COMPETE

During the term hereof and for a period of two years thereafter, I shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company, including without limitation, employing or being an investor (representing more than a 5% equity interest) in, or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the employee's employment therewith An activity competitive with an activity engaged in by the Company shaft mean performing services (whether as an employee, officer, consultant, director, partner or sole proprietor) for any person or entity engaged in the business engaged in by the Company during the time of my relationship with the Company or at the time of my termination of my relationship with the Company.

It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

Nothing in this Section shall reduce or abrogate the employee's obligations during the term of this Agreement.

Section 6. NONINTERFERENCE WITH PERSONNEL RELATIONS

During my employment with the Company and for a period of twenty four months afterwards, I will not knowingly solicit, entice, or persuade any other employees of the Company to leave the services of the Company for any reason.

Section 7. REMEDIES

If there is a breach or threatened breach of the provisions of this Agreement, the Company shall be entitled to an injunction restraining the employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

Section 8. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the Laws of the State of California.

Section 9. MISCELLANEOUS

This Agreement shall inure to the benefit of, and be binding upon, the Company and its subsidiaries and affiliates, together with their successors and assigns, and me, together with my executor, administrator, personal representative, heirs, and legatees.

This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions (including specifically all prior confidentiality and non-competition agreements I have entered), whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

Although it is understood that my employment is contingent on the acceptance and observance of this Agreement, this Agreement shall not be construed to make my employment other than terminable at will at any time by me or the Company in the sole discretion of either party,

IN WITNESS WHEREOF, I have accepted and executed this Agreement as of this 5th day of May, 2009

Company:

Christian J. Soderquist, CEO

Employee:

John Argo

SCHEDULE 2

OCTuS, INC.
TERMINATION CERTIFICATION

           This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with OCTuS or otherwise belonging to OCTuS, Inc. (“OCTuS”), its successors or assigns or any parent or subsidiary of OCTuS.

           I further certify that I have complied with all the terms of OCTuS’ Nondisclosure and Noncompetition Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

           I further agree that, in compliance with the Nondisclosure and Noncompetition Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other Nondisclosure and Noncompetition relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of OCTuS, any parent or subsidiary of OCTuS, or any of its respective employees, clients, consultants or licensees.

           I further agree that for twenty four (24) months from this date, I will not (i) hire any employees of OCTuS, or (ii) directly or indirectly, solicit, induce, recruit or encourage any OCTuS employee, consultant, vender, supplier, customer or client to sever its relationship with OCTuS or accept an employment, consultant or other business relationship with any other business.

Employee Signature	Date

Employee Name